Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – July 20, 2012

Auburn National Bancorporation, Inc. Reports Record Quarterly Net Earnings

Second Quarter 2012 Highlights:

•	Record quarterly net earnings of $2.0 million, or $0.56 per share

•	Net interest margin increases 17 basis points compared to Q2 2011

•	Average loans up $20.1 million, or 5% compared to Q2 2011

•	Mortgage lending income more than doubles over Q2 2011

•	Credit quality continued to compare favorably to industry peers; nonperforming assets to total assets of 1.75%

•	Maintained strong balance sheet with a tangible common equity ratio to total assets of 8.25%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported record net earnings of approximately $2.0 million, or $0.56 per share, for the second quarter of 2012, compared to $1.5 million, or $0.40 per share, for the second quarter of 2011. Net earnings for the first six months of 2012 were $3.5 million, or $0.96 per share, compared to $3.0 million, or $0.83 per share, for the first six months of 2011.

Excluding the effects of non-operating items such as securities gains (losses), gain on sale of affordable housing investments, net expenses related to other real estate owned (“OREO”), and prepayment penalties on long-term debt, second quarter 2012 operating net earnings were approximately $1.9 million, or $0.51 per share, compared to second quarter 2011 operating net earnings of $1.7 million, or $0.46 per share. Operating net earnings for the first six months of 2012 were $3.5 million, or $0.97 per share, compared to $3.2 million, or $0.89 per share, for the first six months of 2011.

“Net interest margin expansion, increased mortgage lending income, and improving asset quality were key drivers of our record quarterly earnings,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board. “While we remain optimistic about the opportunity for loan growth and further resolutions of nonperforming assets in 2012, we expect ongoing challenges given the continued uncertainty in the national economy.”

Net interest income (tax-equivalent) was $5.7 million for the second quarter of 2012, an increase of 4% compared to the second quarter 2011. The increase primarily reflected improvement in the Company’s net interest margin as average total interest-earning assets decreased 1% in the second quarter of 2012 compared to the second quarter of 2011. Average loans were $395.3 million in the second quarter of 2012, an increase of $20.1 million, or 5%, from second quarter of 2011. Average deposits were $639.2 million in the second quarter of 2012, an increase of $13.2 million, or 2%, from the second quarter of 2011.

Nonperforming assets decreased to 1.75% of total assets at June 30, 2012, compared to 2.35% of total assets at March 31, 2012. Total nonperforming assets were $13.4 million, a decrease of $4.2 million, or 24% from March 31, 2012. The decrease was primarily due to disposals of certain OREO properties and charge-offs on nonperforming loans.

Mr. Spencer continued, “We made significant progress in reducing our nonperforming assets during the second quarter of 2012, including the sale of our largest OREO property.”

The Company’s annualized net charge-off ratio was 1.61% in the second quarter of 2012, compared to 0.76% in the second quarter of 2011. Although the annualized net charge-off ratio increased significantly in the second quarter of 2012, approximately $1.3 million, or 75%, of the $1.6 million in net charge-offs recognized in the second quarter of 2012 related to impaired loans that were already reserved for at March 31, 2012. The provision for loan losses remained $0.6 million for the second quarter of both 2012 and 2011.

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Reports Record Quarterly Net Earnings/page 2

Total noninterest income was approximately $1.8 million in the second quarter of 2012, compared to $1.3 million in the second quarter of 2011. The increase in total noninterest income was primarily due to a $0.4 million increase in mortgage lending income, reflecting increased origination volume and improved pricing.

Total noninterest expense was approximately $4.0 million in the second quarter of 2012 compared to $4.3 million in second quarter of 2011. A decrease in net expenses related to OREO were partially offset by increases in salaries and benefits expense and other noninterest expense. The decrease in net expenses of $0.7 million related to OREO primarily related to a decline in holding losses and write-downs on the valuations of certain OREO properties.

The Company paid cash dividends of $0.205 per share in the second quarter of 2012. At June 30, 2012, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $761 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. The Bank also operates commercial loan production offices in Montgomery and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, net interest margin, yields on earning assets, securities valuations and performance, loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, and credit quality, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2011 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin, including the presentation of total revenue and the calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes these non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with these measures are the risk that persons might

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Reports Record Quarterly Net Earnings/page 3

disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports Record Quarterly Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended June 30,	Six months ended June 30,
(Dollars in thousands, except per share amounts)	2012	2011	2012	2011

Results of Operations
Net interest income (a)	$5,728	$5,497	$11,143	$10,746
Less: tax-equivalent adjustment	416	440	830	875

Net interest income (GAAP)	5,312	5,057	10,313	9,871
Noninterest income	1,814	1,300	6,678	2,389

Total revenue	7,126	6,357	16,991	12,260
Provision for loan losses	600	600	1,200	1,200
Noninterest expense	4,048	4,308	11,590	7,902
Income tax expense (benefit)	449	(8)	707	152

Net earnings	$2,029	$1,457	$3,494	$3,006

Per share data:
Basic and diluted net earnings:
GAAP	$0.56	$0.40	$0.96	$0.83
Operating (b)	0.51	0.46	0.97	0.89
Cash dividends declared	$0.205	$0.20	$0.41	$0.40
Weighted average shares outstanding:
Basic and diluted	3,642,826	3,642,738	3,642,782	3,642,733
Shares outstanding, at period end	3,642,843	3,642,738	3,642,843	3,642,738
Book value	$18.75	$16.77	$18.75	$16.77
Common stock price:
High	$26.65	$19.91	$26.65	$20.37
Low	21.50	19.40	18.23	19.40
Period-end:	21.50	19.75	21.50	19.75
To earnings ratio	12.95	x	14.01	x	12.95	x	14.01	x
To book value	115%	118%	115%	118%
Performance ratios:
Return on average equity:
GAAP	12.06%	9.90%	10.48%	10.36%
Operating (b)	11.14%	11.28%	10.63%	11.20%
Return on average assets:
GAAP	1.07%	0.75%	0.92%	0.77%
Operating (b)	0.99%	0.85%	0.94%	0.84%
Dividend payout ratio	36.61%	50.00%	42.71%	48.19%
Other financial data:
Net interest margin (a)	3.26%	3.09%	3.19%	3.03%
Effective income tax rate	18.12%	NM	%	16.83%	4.81%
Efficiency ratio (c)	55.44%	56.07%	55.28%	56.32%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$8,228	$8,151	$8,228	$8,151
Other real estate owned	5,157	9,361	5,157	9,361

Total nonperforming assets	$13,385	$17,512	$13,385	$17,512

Net charge-offs	$1,593	$709	$1,616	$1,130
Allowance for loan losses as a % of:
Loans	1.63%	2.07%	1.63%	2.07%
Nonperforming loans	79%	95%	79%	95%
Nonperforming assets as a % of:
Loans and other real estate owned	3.31%	4.57%	3.31%	4.57%
Total assets	1.75%	2.25%	1.75%	2.25%
Nonperforming loans as a % of total loans	2.06%	2.18%	2.06%	2.18%
Net charge-offs (annualized) as a % of average loans	1.61%	0.76%	0.84%	0.60%

Selected average balances:
Securities	$293,072	$305,564	$294,955	$312,839
Loans, net of unearned income	395,261	375,192	386,212	373,763
Total assets	760,413	777,181	758,623	776,989
Total deposits	639,182	625,941	634,418	624,338
Long-term debt	47,241	85,323	51,033	88,508
Total stockholders’ equity	67,296	58,888	66,707	58,034
Selected period end balances:
Securities	$277,246	$296,443	$277,246	$296,443
Loans, net of unearned income	399,370	373,795	399,370	373,795
Allowance for loan losses	6,503	7,746	6,503	7,746
Total assets	766,161	779,725	766,161	779,725
Total deposits	643,929	627,969	643,929	627,969
Long-term debt	47,217	85,322	47,217	85,322
Total stockholders’ equity	68,292	61,100	68,292	61,100

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(c)	Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

NM - not meaningful

Reports Record Quarterly Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share amounts)	2012	2011	2012	2011

Net earnings, as reported (GAAP)	$2,029	$1,457	$3,494	$3,006
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	(158)	(248)	(271)	(219)
Gain on sale of affordable housing investments	—	—	(2,059)	—
Other real estate owned expense, net	(4)	452	40	442
Prepayment penalty on long-term debt	8	—	2,344	—

Operating net earnings	$1,875	$1,661	$3,548	$3,229

Basic and diluted earnings per share, as reported (GAAP)	$0.56	$0.40	$0.96	$0.83
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	(0.05)	(0.07)	(0.07)	(0.06)
Gain on sale of affordable housing investments	—	—	(0.57)	—
Other real estate owned expense, net	—	0.13	0.01	0.12
Prepayment penalty on long-term debt	—	—	0.64	—

Operating net earnings per share	$0.51	$0.46	$0.97	$0.89

Net interest income, as reported (GAAP)	$5,312	$5,057	$10,313	$9,871
Tax-equivalent adjustment	416	440	830	875

Net interest income (tax-equivalent)	$5,728	$5,497	$11,143	$10,746

Noninterest income, as reported (GAAP)	$1,814	$1,300	$6,678	$2,389
Non-operating items:
Securities gains, net	(251)	(394)	(430)	(348)
Gain on sale of affordable housing investments	—	—	(3,268)	—

Operating noninterest income	$1,563	$906	$2,980	$2,041

Total Revenue, as reported (GAAP)	$7,126	$6,357	$16,991	$12,260
Tax-equivalent adjustment	416	440	830	875
Non-operating items:
Securities gains, net	(251)	(394)	(430)	(348)
Gain on sale of affordable housing investments	—	—	(3,268)	—

Total Operating Revenue (tax-equivalent)	$7,291	$6,403	$14,123	$12,787

Noninterest expense, as reported (GAAP)	$4,048	$4,308	$11,590	$7,902
Non-operating items:
Other real estate owned expense, net	6	(718)	(63)	(701)
Prepayment penalty on long-term debt	(12)	—	(3,720)	—

Operating noninterest expense	$4,042	$3,590	$7,807	$7,201

Total stockholders’ equity (GAAP)	$68,292	$61,100	$68,292	$61,100
Unrealized gains on available for sale securities, net of tax	(5,096)	(981)	(5,096)	(981)

Tangible Common Equity	$63,196	$60,119	$63,196	$60,119